EXHIBIT 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into by and between PEDIATRIX MEDICAL GROUP, INC., a Florida corporation (“Employer”), and JOSEPH M. CALABRO (“Employee”) effective as of the 20th day of August, 2008 (the “Effective Date”).

RECITALS

WHEREAS, Employer is presently engaged in “Employer’s Business” as defined on Exhibit A hereto;

WHEREAS, Employee currently serves as President and Chief Operating Officer of Employer pursuant to an Employment Agreement effective as of November 11, 2004 (the “Prior Employment Agreement”);

WHEREAS, Employer and Employee desire to replace the Prior Employment Agreement with this Agreement effective as stated above and set forth herein the terms and conditions of Employee’s employment with Employer following termination of the Prior Employment Agreement; and

WHEREAS, in order to induce Employer to enter into this Agreement on the terms and conditions set forth herein (including an increase in compensation over what was provided under the Prior Employment Agreement), and disclose its trade secrets and Confidential Information in connection with Employee’s employment by Employer and provide incentive compensation from time to time, Employee hereby agrees to be bound by the terms of this Agreement, including the arbitration, non-competition and related restrictive covenants set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

1. Employment.

1.1. Employment and Term. Employer hereby agrees to employ Employee and Employee hereby agrees to serve Employer on the terms and conditions set forth herein for a “Term” that commences on the Effective Date and continues for a period of one (1) year, unless sooner terminated in accordance with the provisions of Section 4. Thereafter, the employment of Employee hereunder shall automatically renew for successive one (1) year periods until terminated in accordance with the provisions of Section 4 of this Agreement. In this Agreement, the term “Employment Period” shall refer to the period of time beginning on the Effective Date and ending on the earlier of the expiration of the Term, or any renewal terms, or such earlier date as the employment of Employee is terminated pursuant to the provisions of Section 4 of this Agreement. Employer and Employee agree that the Prior Employment Agreement shall terminate and be of no further force and effect as of the Effective Date of this Agreement.

1.2. Duties of Employee. During the Employment Period, Employee shall serve as President and Chief Operating Officer of Employer and perform such duties as are customary to the position Employee holds or as may be reasonably assigned to Employee from time to time by Employer’s Chief Executive Officer (“Employee’s Supervisor”); provided, that such duties as assigned shall be customary to Employee’s role as an executive officer of Employer. Employee’s employment shall be full-time and as such Employee agrees to devote substantially all of Employee’s attention and professional time to the business and affairs of Employer. During the Employment Period, Employer shall promote the proficiency of Employee by, among other things, providing Employee with Confidential Information, specialized professional development programs, and information regarding the organization, administration and operation of Employer. During the Employment Period, Employee agrees that Employee will not, without the prior written consent of Employer (which consent shall not be unreasonably withheld), serve as a director on a corporate board of directors or in any other similar capacity for any institution other than Employer. Employee may continue to serve as a director on any corporate board of directors on which he serves as of the date of this Agreement, and he may continue to serve in any other similar capacity in which he serves as of the date of this Agreement for any institution. During the Employment Period, it shall not be a violation of this Agreement to (i) serve on civic or charitable boards or committees, or (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, so long as such activities do not interfere with the performance of Employee’s responsibilities as an employee of Employer in accordance with this Agreement, including the restrictions of Section 8 hereof.

1.3. Place of Performance. Employee shall be based at Employer’s offices located in Sunrise, Florida, except for required travel relating to Employer’s Business.

2. Base Salary and Performance Bonus.

2.1. Base Salary. Employee shall be paid an annual base salary of Six Hundred Thousand Dollars ($600,000.00) (the “Base Salary”) beginning June 1, 2008 and continuing during the Employment Period, payable in installments consistent with Employer’s customary payroll schedule and subject to applicable withholding for taxes and Employee directed withholdings. The Compensation Committee of the Board of Directors of Employer (the “Compensation Committee”) shall review the amount of Employee’s Base Salary on an annual basis no later than ninety (90) days after the beginning of Employer’s fiscal year. Any change to Employee’s Base Salary that is approved by the Compensation Committee shall become the Base Salary for purposes of this Agreement.

2.2. Performance Bonus. During the Employment Period, Employee shall be eligible for an annual bonus (the “Performance Bonus”) in accordance with incentive programs approved from time to time by the Compensation Committee, which programs shall contemplate a target bonus payment of at least One Hundred Percent (100%) of Employee’s Base Salary upon the fulfillment of reasonable performance objectives set by the Compensation Committee. Each Performance Bonus shall be paid in the calendar year immediately following the calendar year in which it is earned as soon as practicable after the audited financial statements for Employer for the year for which the bonus is earned have been released; provided, however, that if calculation of Employee’s Performance Bonus within such time is not administratively practicable due to events beyond the control of Employer, then Employer may delay payment of the Performance Bonus provided that the payment is made during the first taxable year of Employee in which the calculation of the amount of the payment is administratively practicable.

3. Benefits.

3.1. Expense Reimbursement. Employer shall promptly reimburse Employee for all out-of-pocket expenses reasonably incurred by Employee during the Employment Period on behalf of or in connection with Employer’s Business pursuant to the reimbursement standards and guidelines of Employer in effect from time to time. Employee shall account for such expenses and submit reasonable supporting documentation to Employer in accordance with Employer’s policies in effect from time to time.

3.2. Employee Benefits. During the Employment Period, Employee shall be entitled to participate in such health, welfare, disability, stock purchase, retirement savings and other fringe benefit plans and programs as may be established and maintained by Employer from time to time to the extent that such plans and programs are applicable to other similarly situated employees of Employer and subject to the provisions of such plans and programs.

3.3. Leave Time. During the Employment Period, Employer shall allow Employee thirty eight (38) days of paid time off each year for vacation, illness, injury, personal days or other similar purposes in accordance with Employer’s policies in effect from time to time (prorated for periods of less than a calendar year). Any paid time off not used during each calendar year may be carried over into the next year to the extent permitted by Employer’s policies in effect from time to time.

3.4. Incentive Compensation Plan. During the Employment Period, Employee shall be eligible to participate in Employer’s incentive compensation plans that provide for the issuance of stock options, restricted stock and other awards to its employees. Employee’s stock based award each year shall be determined by the Compensation Committee based on Employee’s performance and Employer’s performance during the immediately preceding year and shall be consistent with the Compensation Committee’s determination of Employee’s stock based award in prior years. The terms of any award to Employee and Employee’s rights and interest in any such award shall be controlled by this Agreement, the award agreement and the appropriate incentive compensation plan. Employee acknowledges that this Section 3 is sufficient consideration for Employee to enter into this agreement, including the restrictive covenants set forth in Section 8 below.

3.5. Personal Use of Corporate Aircraft. Corporate aircraft, whether owned by the Company outright, jointly with another person or entity, or by fractional interest, may be used by Employee during the Employment Period for personal matters; provided, however, (i) the aircraft is not being used, nor during the period Employee has requested use for personal matters will it be needed for use, by Employer for business-related matters, as Employer shall have priority over Employee’s personal use; and (ii) Employee’s personal use of the aircraft does not exceed a total of forty (40) hours of flight in any calendar year without the advance approval of the Compensation Committee. Such personal use of the aircraft by Employee shall be treated as imputed income to Employee in accordance with rules and regulations of the Internal Revenue Code of 1986, as amended.

4. Termination.

4.1. Termination for Cause. Employer may terminate Employee’s employment under this Agreement for Cause. As used in this Agreement, the term “Cause” shall mean the occurrence of any of (i) Employee’s engagement in (A) willful misconduct resulting in material harm to Employer, or (B) gross negligence; (ii) Employee’s conviction of, or pleading nolo contendere to, a felony or any other crime involving fraud, financial misconduct, or misappropriation of Employer’s assets; (iii) Employee’s willful and continual failure, after written notice from Employee’s Supervisor, to (A) perform substantially his employment duties consistent with his position and authority, or (B) follow, consistent with Employee’s position, duties, and authorities, the reasonable lawful mandates of Employee’s Supervisor; or (iv) Employee’s breach of Section 8.4 of this Agreement. No act or omission shall be deemed willful or grossly negligent for purposes of this definition if taken or omitted to be taken by Employee in a good faith belief that such act or omission to act was in the best interests of the Employer or if done at the express direction of the Employer’s Board. The termination date for a termination of Employee’s employment under this Agreement pursuant to this Section 4.1 shall be the date specified by Employer in a written notice to Employee of finding of Cause, which may not be retroactive. Upon termination of Employee’s employment under this Agreement pursuant to Section 4.1, Employee shall be entitled to compensation in accordance with and subject to, the provisions of Section 5.1 hereof.

4.2. Disability. Employer may terminate Employee’s employment under this Agreement upon the Disability (as defined below) of Employee. Subject to the requirements of applicable law, Employee shall be deemed to have a “Disability” for purposes of this Agreement in the event of (i) Employee’s inability to perform Employee’s duties hereunder, with or without a reasonable accommodation, as a result of physical or mental illness or injury, and (ii) a determination by an independent qualified physician selected by Employer and acceptable to Employee (which acceptance shall not be unreasonably withheld) that Employee is currently unable to perform such duties and in all reasonable likelihood such inability will continue for a period in excess of an additional ninety (90) or more days in any one hundred twenty (120) day period. The termination date for a termination of Employee’s employment under this Agreement pursuant to this Section 4.2 shall be the date specified by Employer in a notice to Employee, which date shall not be retroactive. Upon any termination of Employee’s employment under this Agreement pursuant to this Section 4.2, Employee shall be entitled to compensation and/or benefits in accordance with, and subject to, the provisions of Section 5.2 hereof.

4.3. Death. Employee’s employment under this Agreement shall terminate automatically upon the death of Employee, without any requirement of notice by Employer to Employee’s estate. The date of Employee’s death shall be the termination date of Employee’s employment under this Agreement pursuant to this Section 4.3. Upon any termination of Employee’s employment under this Agreement pursuant to this Section 4.3, Employee shall be entitled to the compensation specified in Section 5.3 hereof.

4.4. Termination by Employer Without Cause. Employer may terminate Employee’s employment without cause by giving Employee written notice of such termination. The termination date shall be the date specified by Employer in such notice, which shall not be less than ninety (90) days from the date of written notice to Employee. Upon any termination of Employee’s employment under this Agreement pursuant to this Section 4.4, Employee shall be entitled to compensation and/or benefits in accordance with, and subject to, the provisions of Section 5.4 hereof.

4.5. Termination by Employee Due to Poor Health. Employee may terminate Employee’s employment under this Agreement upon written notice to Employer if Employee’s health should become impaired to any extent that makes the continued performance of Employee’s duties under this Agreement hazardous to Employee’s physical or mental health or Employee’s life (regardless of whether such condition would be deemed a Disability under any other Section of this Agreement), provided that Employee shall have furnished Employer with a written statement from a qualified doctor to that effect, and provided further that, at Employer’s written request and expense, Employee shall submit to a medical examination by an independent qualified physician selected by Employer and acceptable to Employee (which acceptance shall not be unreasonably withheld), which doctor shall substantially concur with the conclusions of Employee’s doctor. The termination date shall be ninety (90) days from Employer’s receipt of such notice. Upon any termination of Employee’s employment under this Agreement pursuant to this Section 4.5, Employee shall be entitled to compensation and/or benefits in accordance with, and subject to, the provisions of Section 5.5 hereof.

4.6. Termination by Employee. Employee may terminate Employee’s employment under this Agreement for any reason whatsoever upon not less than ninety (90) days prior written notice to Employer. Upon receipt of such notice from Employee, Employer may, at its option, require Employee to terminate employment at any time in advance of the expiration of such ninety (90) day period. The termination date under this Section 4.6 shall be the date specified by Employer, but in no event more than ninety (90) days after Employer’s receipt of notice from Employee as contemplated by this Section 4.6. Upon any termination of Employee’s employment under this Agreement pursuant to this Section 4.6, Employee shall be entitled to compensation and/or benefits in accordance with, and subject to, the provisions of Section 5.6 hereof.

4.7. Termination by Employee for Good Reason. Employee may terminate Employee’s employment under this Agreement for Good Reason. For purposes of this Section, “Good Reason” shall mean the occurrence of any of the following:

(a) a material diminution in the Employee’s Base Salary or Performance Bonus eligibility;

(b) a material diminution in the Employee’s authority, duties, or responsibilities;

(c) a material diminution in the authority, duties or responsibilities of the supervisor to whom the Employee is required to report;

(d) a material diminution in the budget over which the Employee retains authority;

(e) a material change in the geographic location at which the Employee must perform the services under this Agreement; or

(f) any other action or inaction that constitutes a material breach by the Employer under this Agreement.

For purposes hereof, “Good Reason” shall not be deemed to exist unless the Employee provides the Employer with written notice of the existence of such condition within 90 days after the initial existence of the condition and the Employer fails to remedy the condition within 30 days after its receipt of such notice.

Notice of the condition shall include the proposed termination date of Employee’s employment under this Agreement, which must be ninety (90) days from the date of the notice. If Employer fails to remedy the condition, Employer may, at its option, require Employee to terminate employment at any time in advance of the expiration of such ninety (90) day period. The termination date under this Section 4.7 shall be the date specified by Employer, but in no event more than ninety (90) days after Employer’s receipt of notice from Employee as contemplated by this Section 4.7. If Employee terminates Employee’s employment under this Agreement pursuant to this Section 4.7, then Employee shall be entitled to compensation and/or benefits in accordance with, and subject to, the provisions of Section 5.7 hereof.

4.8 Termination by Employee due to Change in Control of Employer. Employee may terminate Employee’s employment under this Agreement due to a Change in Control, of Employer. For purposes of this Section, a “Change in Control of Employer” shall mean (i) the acquisition by a person or an entity or a group of persons and entities, directly or indirectly, of more than fifty (50%) percent of Employer’s common stock in a single transaction or a series of transactions (hereinafter referred to as a “50% Change in Control”); (ii) a merger or other form of corporate reorganization resulting in an actual or de facto 50% Change in Control; or (iii) the failure of Applicable Directors (defined below) to constitute a majority of Employer’s Board of Directors (the “Board”) during any two (2) consecutive year period after the date of this Agreement (the “Two-Year Period”). “Applicable Directors” shall mean those individuals who are members of the Board at the inception of the Two-Year Period and any new director whose election to the Board or nomination for election to the Board was approved (prior to any vote thereon by the shareholders) by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the Two-Year Period at issue or whose election or nomination for election during such Two-Year Period was previously approved as provided in this sentence.

If Employee desires to terminate Employee’s employment under this Agreement pursuant to this Section, Employee must, within one year after the Change in Control of Employer provide Employer with a written notice of the termination. Such notice shall include the proposed termination date of Employee’s employment under this Agreement, which must be ninety (90) days from the date of the notice. Upon receipt of such notice from Employee, Employer may, at its option, require Employee to terminate employment at any time in advance of the expiration of such ninety (90) day period. The termination date under this Section 4.8 shall be the date specified by Employer, but in no event more than ninety (90) days after Employer’s receipt of notice from Employee as contemplated by this Section 4.8. If (i) Employee terminates Employee’s employment under this Agreement pursuant to this Section 4.8, or (ii) Employer terminates Employee’s employment under this Agreement for any reason within twenty-four (24) months after a Change in Control of Employer, then Employee shall be entitled to compensation and/or benefits in accordance with, and subject to, the provisions of Section 5.7 hereof, but shall not be entitled to compensation under any other subsection of Section 5 hereof.

5. Compensation and Benefits Upon Termination.

5.1. Cause. If Employee’s employment is terminated for Cause, Employer shall pay Employee’s Base Salary through the termination date specified in Section 4.1 at the rate in effect at the termination date. Upon payment of such amount, plus any amounts as may be due under Section 5.9 below, Employer shall have no further obligation to Employee under this Agreement.

5.2. Disability. In the event of Employee’s Disability, Employer shall continue to pay Employee’s monthly Base Salary for a period of twelve (12) months after the termination date. The twelve (12) month period after the termination date during which Employee may continue to receive Base Salary payments pursuant to this Section 5.2 shall be referred to as the “Severance Period” for purposes of this Agreement. Amounts payable under this Section 5.2 are not intended to be in lieu of benefits under any long-term disability plan Employer may maintain from time to time, and Employee’s entitlement to benefits under such plan, if any, shall be determined solely by the plan’s terms.

5.3. Death. Upon Employee’s death during the Employment Period, Employer shall pay to the person or entity designated by Employee in a notice filed with Employer or, if no person is designated, to Employee’s estate any unpaid amounts of Base Salary to the date of Employee’s death, plus any amounts as may be due under Sections 5.9 and 5.10 below. Any payments Employee’s spouse, beneficiaries or estate may be entitled to receive pursuant to any pension plan, employee welfare benefit plan, life insurance policy, or similar plan or policy then maintained by Employer shall be determined and paid in accordance with the written instruments governing the respective plans and policies. In the event of Employee’s death during the Employment Period, Employer shall notify Employee’s designee or estate of the stock awards held by Employee and the procedures pursuant to which all vested stock options may be exercised and other stock awards may be realized under the terms applicable to such awards.

5.4. Termination by Employer Without Cause. If Employer terminates Employee’s employment in accordance with Section 4.4, then (i) Employer shall pay Employee’s Base Salary through the termination date specified in Section 4.4 at the rate in effect at such termination date, plus any amount due under Section 5.9 hereof; and (ii) Employer shall (a) continue to pay Employee’s monthly Base Salary for a period of twenty-four (24) months after the termination date, and (b) on the first (1st) and second (2nd) anniversaries of the termination date, pay Employee an amount equal to the greater of Employee’s Average Annual Performance Bonus (as defined below) or Employee’s bonus for the year immediately preceding Employee’s termination, and (c) pay Employee a bonus calculated in accordance with Section 5.10 hereof. The twenty-four (24) month period after the termination date during which Employee may continue to receive Base Salary payments pursuant to this Section 5.4 shall be referred to as the “Severance Period” for purposes of this Agreement. For purposes of this Agreement, “Average Annual Performance Bonus” shall be equal to Employee’s then applicable Base Salary multiplied by a percentage obtained by averaging the quotients of the Performance Bonus paid to Employee for the three (3) full calendar years prior to the termination date divided by Employee’s Base Salary in effect for the calendar year for which the Performance Bonus relates.

5.5. Termination by Employee Due to Poor Health. If Employee terminates employment under this Agreement pursuant to Section 4.5 hereof, Employer shall pay to Employee any unpaid amounts of Base Salary to the termination date specified in Section 4.5, plus any disability payments otherwise payable by or pursuant to plans provided by Employer, plus any amounts as may be due under Section 5.9 hereof. Employer shall also pay Employee a bonus calculated in accordance with Section 5.10 hereof.

5.6. Termination by Employee. If Employee’s employment under this Agreement terminates pursuant to Section 4.6 hereof, Employer shall pay to Employee any unpaid amounts of Base Salary to the termination date specified in Section 4.6, plus any amounts as may be due under Section 5.9 below. In the event that the termination date specified by Employer is less than ninety (90) days after the date of Employer’s receipt of notice as contemplated by Section 4.6, then Employer shall continue Employee’s Base Salary for a period of days equal to ninety (90) minus the number of days from Employee’s notice to the termination date.

In addition, if Employee gives Employer sufficient notice in accordance with Section 4.6 and executes a general release of Employer that is satisfactory to Employer, Employer shall pay Employee a bonus calculated in accordance with Section 5.10 hereof.

5.7. Termination by Employee for Good Reason or Due to Change in Control. If Employee’s employment under this Agreement is terminated in accordance with Section 4.7 or 4.8, then (i) Employer shall pay Employee’s Base Salary through the termination date specified pursuant to Section 4.7 or 4.8 at the rate in effect at such termination date, plus any amounts as may be due under Section 5.9 hereof; and (ii) Employer shall (a) continue to pay Employee’s monthly Base Salary for a period of twenty-four (24) months after the termination date; (b) on the first (1st) and second (2nd) anniversaries of the termination date, pay Employee an amount equal to the greater of Employee’s Average Annual Performance Bonus or Employee’s bonus for the year immediately preceding Employee’s termination; provided, however, that if Employee’s employment is terminated in accordance with Section 4.8 of this Agreement, then Employer shall make such Performance Bonus payments due to Employee under this Agreement in a lump sum within ninety (90) days after the termination date determined under Section 4.8; and (c) pay Employee a bonus calculated in accordance with Section 5.10 hereof. The twenty-four (24) month period after the termination date during which Employee continues to receive Base Salary payments pursuant to this Section 5.7 shall be referred to as the “Severance Period” for purposes of this Agreement. Notwithstanding the foregoing, if Employee’s employment under this Agreement is terminated in connection with a Change in Control of Employer, the payments to Employee under this Section shall be subject to the provisions of Section 5.8 below.

5.8. Payments in the Event of a Change in Control of Employer. In the event it shall be determined that any payment, distribution or other action by Employer to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including any additional payments required under

Section 5.7) (a “Payment”) would be subject to an excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by Employee with respect to any such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), Employer shall make a payment to Employee (a “Gross-Up Payment”) in an amount such that after payment by Employee of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Employee retains (or has had paid to the Internal Revenue Service on his behalf) an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in Employee’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, Employee shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(a) Subject to the provisions of paragraph (b) of this Section, all determinations required to be made under this Section 5.8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a “Big Four” accounting firm (the “Accounting Firm”) selected by the Chief Executive Officer; provided, that if the Gross-Up Payment relates to the termination of the Chief Executive Officer’s employment with Employer, then the Accounting Firm shall be selected by the Chief Financial Officer; and provided, further that the Accounting Firm shall not also be Employer’s independent auditor. The Accounting Firm shall provide detailed supporting calculations both to Employer and Employee within thirty (30) business days of the receipt of notice from Employee that there has been a Payment, or such earlier time as is requested by Employer. All fees and expenses of the Accounting Firm shall be borne solely by Employer. Any Gross-Up Payment, as determined pursuant to this Section 5.8, shall be paid by Employer to Employee within five (5) days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall furnish Employee with a written opinion that failure to report the Excise Tax on Employee’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon Employer and Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that may not have been made by Employer should have been made (“Underpayment”) consistent with the calculations required to be made hereunder. In the event that Employer exhausts its remedies pursuant to Section 5.8 and Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Employer to or for the benefit of Employee.

(b) Employee shall notify Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Employer of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than thirty (30) business days after Employee is informed in writing of such claim and shall apprise Employer of the nature of such claim and the date on which such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Employer notifies Employee in writing prior to the expiration of such period that it desires in good faith to contest such claim, Employee shall:

(i) give Employer any information reasonably requested by Employer relating to such claim;

(ii) take such action in connection with contesting such claim as Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Employer;

(iii) cooperate with Employer in good faith in order effectively to contest such claim; and

(iv) permit Employer to participate in any proceedings relating to such claim;

provided, however, that Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such contest and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5.8(b), Employer shall control all proceedings taken in connection with such contest and, after making a determination in good faith, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employer shall reasonably determine; provided, however, that if Employer directs Employee to pay such claim and sue for a refund, Employer shall advance the amount of such payment to Employee, on an interest-free basis and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Employer’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(c) If, after the receipt by Employee of an amount advanced by Employer pursuant to Section 5.8(b), Employee becomes entitled to receive any refund with respect to such claim, Employee shall (subject to Employer’s complying with the requirements of Section 5.8(b)) promptly pay to Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Employee of an amount advanced by Employer pursuant to Section 5.8(b), a determination is made that Employee shall not be entitled to any refund with respect to such claim and Employer does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

5.9. Expense Reimbursement. Employee shall be entitled to reimbursement for reasonable business expenses incurred prior to the termination date, subject, however to the provisions of Section 3.1. Such reimbursement shall be made at the times and in accordance with Employer’s normal procedures for reimbursements.

5.10. Performance Bonus. In the situations described in Sections 5.2, 5.3, 5.4, 5.5, 5.6, and 5.7, upon termination of Employee’s employment under this Agreement, Employee shall be paid a bonus with respect to Employer’s fiscal year in which the termination date occurs, equal to the Performance Bonus, if any, that would have been payable to Employee for the fiscal year if Employee’s employment had not been terminated, multiplied by the number of days in the fiscal year prior to and including the date of termination and divided by three hundred sixty-five (365). Any amount payable under this Section 5.10 shall be paid to Employee when Employer pays performance bonuses to its eligible employees, which shall be in the calendar year following the termination date of this Agreement.

5.11. Employment Transition and Severance Agreement. If Employer so requests within five business days following a termination of Employee’s employment under this Agreement pursuant to Section 4.2, 4.4, 4.5, or 4.7, Employee shall continue to be employed by Employer on a part time basis for a period (the “Transition Period”) to be determined by Employer that shall not exceed ninety (90) days, unless extended by mutual agreement. During the Transition Period, Employee shall perform (to the extent reasonably capable in the case of a termination pursuant to Section 4.5 or Section 4.7) such services as may reasonably be required for the transition to others of matters previously within Employee’s responsibilities. Unless otherwise mutually agreed, Employee will not be required to serve more than five (5) days per month during the Transition Period. For services during the Transition Period, Employee shall be compensated at a daily rate equal to his Base Salary immediately preceding the termination of this Agreement divided by 365.

5.12 Continuation of Group Health Coverage.

(a) Severance and Transition Periods. Except as provided in Section 5.12(c) or 5.12(e) below, Employee and his eligible dependents will be entitled, during any Severance Period or Transition Period, to continue to participate in any self-insured, group health plan sponsored by Employer for its employees on the same basis as regular, full-time employees of Employer and their eligible dependents.

(b) Alternate Extended Coverage. Except as provided in Section 5.12(c), 5.12(d), or 5.12(e) below, upon Employee’s termination of employment for any reason other than for Cause, Employee (if living) and his eligible dependents will be entitled to elect (for a period of five (5) years following the later of the Employee’s termination date, the end of the Severance Period, or the end of the Transition Period) to continue to participate in any self-insured, group health plan sponsored by Employer for its employees on the same basis as regular, full-time employees of Employer and their eligible dependents. As a condition of eligibility to elect the alternate extended coverage of health care benefits under this Section 5.12(b), Employee and his eligible dependents must first irrevocably decline any continuation coverage provided pursuant to Section 601 et seq. of the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1161 (“COBRA”). Employee and each of his eligible dependents shall have an independent opportunity to decline COBRA coverage in favor of the alternate extended coverage under this Section 5.12(b), and the election or nonelection by Employee and/or any of his eligible dependents shall not affect the eligibility of the others to elect coverage under this Section 5.12(b).

(c) Payment for Coverage. Employee will pay the full cost of any continued group health coverage provided under Section 5.12(a) or 5.12(b), which is understood to be equal to the “applicable premium” as determined under Section 604 of the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1164.

(d) Early Termination of Extended Coverage. Entitlement to the continued group health care coverage provided under Section 5.12(b) above for Employee or any of his dependents shall cease immediately upon Employee’s breach of Section 5.11 or 8 of this Agreement.

(e) Employer Option to Provide Insurance. In its sole discretion, Employer may provide health care insurance to Employee and his eligible dependents through an insurance carrier(s) selected by Employer in lieu of providing the coverage described in Section 5.12(a) or 5.12(b) above, provided the coverage afforded by such insurance is substantially comparable to coverage under Section 5.12(a) and 5.12(b) above. Employee shall pay the cost of such insurance up to the amount that would have been paid by Employee under Section 5.12(c) above. Employer shall pay the excess cost, if any.

(f) Indemnification for Income Tax. Employer and Employee do not contemplate that the provision of benefits under this Section 5.12 will occasion any imputed income to Employee under Section 105(h) of the Internal Revenue Code of 1986, 26 U.S.C. § 105(h), for purposes of income taxes but, if it does, Employer agrees to indemnify Employee from and against any income taxes imposed under Section 105(h) as a consequence of such imputed income.

5.13. Vesting of Incentive Awards. Notwithstanding any contrary provision in this Agreement or any Stock Option or Incentive Compensation Plan then maintained by Employer, (i) all stock options, stock appreciation rights, restricted stock, and other stock-based awards granted to Employee by Employer prior to termination of this Agreement shall continue to vest until fully vested following a termination of Employee’s employment pursuant to Section 4.2, 4.3, 4.4, 4.5, and 4.7 and (ii) in the event of a Change in Control of Employer, all unvested stock options, stock appreciation rights, restricted stock, and other stock-based awards granted to Employee by Employer shall automatically vest and, in the cases of stock options and stock appreciation rights, become immediately exercisable.

5.14. Period for Exercising Stock Options After Termination. Except as to incentive stock options granted in accordance with Section 422 of the Internal Revenue Code, Employee shall be allowed a period of the greater of (i) twenty-four (24) months after termination of Employee under this Agreement or (ii) twelve months from the applicable vesting date during which to exercise any vested options to purchase Employer’s common stock or vested stock appreciation rights and realize any other vested incentive compensation awards that may be granted or made under any of Employer’s Stock Option Plans or Incentive Compensation Plans and/or any other similar plan adopted by Employer that provides for the issuance of stock options, restricted stock and other awards to its employees; provided, however, that in no event shall the period during which Employee may exercise any vested stock option or vested stock appreciation right be extended pursuant to this Section 5.14 to a date that is later than the earlier of (i) the latest date upon which the stock right could have expired by its original terms under any circumstances or (ii) the tenth anniversary of the original date of grant of the stock right. In all other respects, the terms of the applicable equity compensation plan shall control the terms and conditions of any awards made pursuant thereto.

5.15. Compliance with Section 409A.

(a) General. It is the intention of both Employer and Employee that the benefits and rights to which Employee could be entitled in connection with termination of employment comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), and the provisions of this Agreement shall be construed in a manner consistent with that intention. If Employee or Employer believes, at any time, that any such benefit or right does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A of the Code (with the most limited possible economic effect on Employee and on Employer).

(b) Distributions on Account of Separation from Service. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of Employee’s employment shall be made unless and until Employee incurs a “separation from service”, within the meaning of Section 409A.

(c) 6 Month Delay for Specified Employees.

(i) If Employee is a “specified employee”, then no payment or benefit that is payable on account of Employee’s “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the date that is six months after Employee’s “separation from service” (or, if earlier, the date of Employee’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(ii) For purposes of this provision, Employee shall be considered to be a “specified employee” if, at the time of his or her separation from service, Employee is a “key employee”, within the meaning of Section 416(i) of the Code, of Employer (or any person or entity with whom Employer would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock in which is publicly traded on an established securities market or otherwise.

(iii) Unless otherwise required to comply with Section 409A, a payment or benefit shall not be deferred pursuant to this provision if:

(x) it is not made on account of Employee’s “separation from service”,

(y) it is required to be paid no later than within 2  1/2 months after the end of the taxable year of Employee in which the payment or benefit is no longer subject to a “substantial risk of forfeiture”, as that term is defined for purposes of Section 409A, or

(z) the payment satisfies the following requirements: (A) it is being paid or provided due to Employer’s termination of Employee’s employment without Cause or Employee’s termination of employment for Good Reason, (B) it does not exceed two times the lesser of (1) Employee’s annualized compensation from Employer for the calendar year prior to the calendar year in which the termination of Employee’s employment occurs, and (2) the maximum amount of compensation that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s employment terminates, and (C) the payment is required under this Agreement to be paid no later than the last day of the second calendar year following the calendar year in which Employee incurs a “separation from service”.

(d) No Acceleration of Payments. Neither Employer nor Employee, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(e) Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which Employee is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(f) Reimbursements and In-Kind Benefits.

(i) Any reimbursements by Employer to Employee of any eligible expenses pursuant to Section 3.1 or 5.9 of this Agreement that are not excludible from Employee’s income for Federal income tax purposes (“Taxable Reimbursements”) shall be made on or before the last day of the taxable year of Employee following the year in which the expense was incurred.

(ii) The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to Employee under this Agreement during any taxable year of Employee shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Employee.

(iii) The right to Taxable Reimbursements, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.

(g) Tax Gross-Ups. Payment of any Gross-Up Payment under Section 5.8 hereof must be made by the end of the taxable year of Employee following the taxable year of Employee in which Employee remits the related taxes.

5.16. Release. Any payments due Employee under this Article 5 (other than accrued but unpaid Base Salary and employee benefits as of the end of the Employment Period) shall be conditioned upon Employee’s signing and not revoking a general release of claims in the form attached as Exhibit B (subject to such modifications as Employer reasonably may request). Employer shall provide the required general release to Employee, and Employee shall have twenty-one (21) days after receiving it to consider whether to sign the general release and, if he elects to sign the general release, Employee shall have seven (7) days within which to revoke the general release by providing a written notice of his revocation to Employer. Employee is hereby advised to consult with an attorney before signing the general release.

6. Successors; Binding Agreement.

6.1. Successors. Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) acquiring a majority of Employer’s voting common stock or any other successor to all or substantially all of the business and/or assets of Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place and Employee hereby consents to any such assignment. In such event, “Employer” shall mean Employer as previously defined and any successor to its business and/or assets which executes and delivers the agreement provided for in this Section 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. This Section shall not limit Employee’s ability to terminate his employment under this Agreement in the circumstances described in Section 4.8 in the event of a Change in Control of Employer.

6.2. Benefit. This Agreement and all rights of Employee under this Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die after the termination date and amounts would have been payable to Employee under this Agreement if Employee had continued to live, including under Section 5 hereof, then such amounts shall be paid to Employee’s devisee, legatee, or other designee or, if there is no such designee, Employee’s estate.

7. Conflicts with Prior Employment Contract. Except as otherwise provided in this Agreement, this Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof, and supersedes and revokes any and all prior or existing agreements, written or oral, relating to the subject matter hereof, and this Agreement shall be solely determinative of the subject matter hereof.

8. Restrictive Covenants; Confidential Information; Work Product; Injunctive Relief.

8.1. No Material Competition. Employer and Employee acknowledge and agree that a strong relationship and connection exists between Employer and its current and prospective patients, referral sources, and customers as well as the hospitals and healthcare facilities at which it provides professional services. Employer and Employee further acknowledge and agree that the restrictive covenants described in this Section are designed to enforce, and are ancillary to or part of, the promises contained in this Agreement and are reasonably necessary to protect the legitimate interests of Employer in the following: (i) the use and disclosure of the Confidential Information as described in Section 8.4; and (ii) the professional development activities described in Section 1.2. The foregoing listing is by way of example only and shall not be construed to be an exclusive or exhaustive list of such interests. Employee acknowledges that the restrictive covenants set forth below are of significant value to Employer and were a material inducement to Employer in agreeing to the terms of this Agreement. Employee further acknowledges that the goodwill and other proprietary interest of Employer will suffer irreparable and continuing damage in the event Employee enters into competition with Employer in violation of this Section.

Therefore, Employee agrees that, except with respect to services performed under this Agreement on behalf of Employer, Employee shall not (without the consent of the Board of Directors of the Company (the “Board”), which consent may be granted or withheld in the sole discretion of the Board), at any time during the Restricted Period (as defined below) for any reason, for Employee or on behalf of any other person, persons, firm, partnership, corporation or employer, participate or engage in or own an interest in, directly or indirectly, any individual proprietorship, partnership, corporation, joint venture, trust or other form of business entity, whether as an individual proprietor, partner, joint venturer, officer, director, member, employee, consultant, independent contractor, stockholder, lender, landlord, finder, agent, broker, trustee, or in any manner whatsoever, if such entity or its affiliates is engaged in, directly or indirectly, “Employer’s Business,” as defined on Exhibit A hereto. Employee acknowledges that, as of the date hereof, Employee’s responsibilities will include matters affecting the businesses of Employer listed on Exhibit A.

For purposes of this Section 8, the “Restricted Period” shall mean the Employment Period plus (i) thirty (30) months in the event this Agreement is terminated pursuant to Section 4.4, 4.7 or 4.8, or (ii) twenty-four (24) months in the event this Agreement is terminated for any other reason.

8.2. No Hire. Employee further agrees that Employee shall not (without the consent of the Board, which consent may be granted or withheld in the sole discretion of the Board), at any time during the Restricted Period, for any reason, for Employee or on behalf of any other person, persons, firm, partnership, corporation or employer, employ, or knowingly permit any company or business directly or indirectly controlled by Employee to employ or otherwise engage (a) any person who is a then current employee or independent contractor of Employer or one of its affiliates, or (b) any person who was an employee or independent contractor of Employer or one of its affiliates in the prior six (6) month period, or in any manner seek to induce such persons to leave his or her employment or engagement with Employer or one of its affiliates (including without limitation for or on behalf of a subsequent employer of Employee). Notwithstanding the foregoing, it shall not be a violation of this Section for Employee to participate in any capacity in a business venture after termination of this Agreement with a current or former employee or independent contractor of Employer or its affiliates if (i) Employee’s participation in such business venture does not violate Section 8.1, (ii) Employee and such individual were actively pursuing such business venture for a period of at least six (6) months while both were employed or otherwise engaged by Employer, and (iii) a period of at least one (1) year has elapsed since the termination of Employee’s employment.

8.3. Non-solicitation. Employee further agrees that Employee shall not (without the consent of the Board, which consent may be granted or withheld in the sole discretion of the Board), at any time during the Restricted Period, for any reason, for Employee or on behalf of any other person, persons, firm, partnership, corporation or employer, solicit or accept business from or take any action that would interfere with, diminish or impair the valuable relationships that Employer or its affiliates have with (i) hospitals or other health care facilities with which Employer or its affiliates have contracts to render professional services or otherwise have established relationships, (ii) patients, (iii) referral sources, (iv) vendors, (v) any other clients of Employer or its affiliates, or (vi) prospective hospitals, patients, referral sources, vendors or clients whose business Employee was aware that Employer or any affiliate of Employer was in the process of soliciting at the time of Employee’s termination (including potential acquisition targets).

8.4. Confidential Information. At all times during the term of this Agreement, Employer shall provide Employee with access to “Confidential Information.” As used in this Agreement, the term “Confidential Information” means any and all confidential, proprietary or trade secret information, whether disclosed, directly or indirectly, verbally, in writing or by any other means in tangible or intangible form, including that which is conceived or developed by Employee, applicable to or in any way related to: (i) patients with whom Employer has a physician/patient relationship; (ii) the present or future business of Employer; or (iii) the research and development of Employer. Without limiting the generality of the foregoing, Confidential Information includes: (a) the development and operation of Employer’s medical practices, including information relating to budgeting, staffing needs, marketing, research, hospital relationships, equipment capabilities, and other information concerning such facilities and operations and specifically including the procedures and business plans developed by Employer for use at the hospitals where Employer conducts its business; (b) contractual arrangements between Employer and insurers or managed care associations or other payors; (c) the databases of Employer; (d) the clinical and research protocols of Employer, including coding guidelines; (e) the referral sources of Employer; and (f) other confidential information of Employer that is not generally known to the public that gives Employer the opportunity to obtain an advantage over competitors who do not know or use it, including the names, addresses, telephone numbers or special needs of any of its patients, its patient lists, its marketing methods and related data, lists or other written records used in Employer’s business, compensation paid to employees and other terms of employment, accounting ledgers and financial statements, contracts and licenses, business systems, business plan and projections, and computer programs. The parties agree that, as between them, this Confidential Information constitutes important, material, and confidential trade secrets that affect the successful conduct of Employer’s business and its goodwill. Employer acknowledges that the Confidential Information specifically enumerated above is special and unique information and is not information that would be considered a part of the general knowledge and skill Employee has or might otherwise obtain.

Notwithstanding the foregoing, Confidential Information shall not include any information that (i) was known by Employee from a third party source before disclosure by or on behalf of Employer, (ii) becomes available to Employee from a source other than Employer that is not, to Employee’s knowledge, bound by a duty of confidentiality to Employer, (iii) becomes generally available or known in the industry other than as a result of its disclosure by Employee, or (iv) has been independently developed by Employee and may be disclosed by Employee without breach of this Agreement, provided, in each case, that Employee shall bear the burden of demonstrating that the information falls under one of the above-described exceptions.

Employee agrees that, except as required in the performance of Employee’s duties as an employee of Employer, Employee will not at any time (without the consent of the Board, which consent may be granted or withheld in the sole discretion of the Board), whether during or subsequent to the term of Employee’s employment with Employer, in any fashion, form or manner, unless specifically consented to in writing by Employer, either directly or indirectly, use or divulge, disclose, or communicate to any person, firm or corporation, in any manner whatsoever, any Confidential Information of any kind, nature, or description, subject to applicable law. In the event that Employee is requested or ordered to disclose any Confidential Information, whether in a legal or a regulatory proceeding or otherwise, Employee shall provide Employer with prompt written notice of such request or order so that Employer may seek to prevent disclosure or, if that cannot be achieved, the entry of a protective order or other appropriate protective device or procedure in order to assure, to the extent practicable, compliance with the provisions of this Agreement. In the case of any disclosure required by law, Employee shall disclose only that portion of the Confidential Information that Employee is ordered to disclose in a legally binding subpoena, demand or similar order issued pursuant to a legal or regulatory proceeding.

All Confidential Information, and all equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists, other written and graphic records, in any media (including electronic or video) containing Confidential Information or relating to the business of Employer, which Employee shall prepare, use, construct, observe, possess, or control shall be and remain Employer’s sole property (collectively “Employer Property”). Upon termination or expiration of this Agreement, or earlier upon Employer’s request, Employee shall promptly deliver to Employer all Employer Property, retaining none.

8.5. Ownership of Work Product. Employee agrees and acknowledges that all copyrights, patents, trade secrets, trademarks, service marks, or other intellectual property or proprietary rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Employee during the course of performing work for Employer and any other work product conceived, created, designed, developed or contributed by Employee during the term of this Agreement that relates in any way to Employer’s Business (collectively, the “Work Product”), shall belong exclusively to Employer and shall, to the extent possible, be considered a work made for hire within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered a work made for hire owned exclusively by Employer, Employee hereby assigns to Employer all right, title, and interest worldwide in and to such Work Product at the time of its creation, without any requirement of further consideration. Upon request of Employer, Employee shall take such further actions and execute such further documents as Employer may deem necessary or desirable to further the purposes of this Agreement, including without limitation separate assignments of all right, title, and interest in and to all rights of copyright and all right, title, and interest in and to any inventions or patents and any reissues or extensions which may be granted therefor, and in and to any improvements, additions to, or modifications thereto, which Employee may acquire by invention or otherwise, the same to be held and enjoyed by Employer for its own use and benefit, and for the use and benefit of Employer’s successors and assigns, as fully and as entirely as the same might be held by Employee had this assignment not been made.

8.6. Clearance Procedure for Proprietary Rights Not Claimed by Employer. In the event that Employee wishes to create or develop, other than on Employer’s time or using Employer’s resources, anything that may be considered Work Product but of which Employee believes Employee should be entitled to the personal benefit, Employee agrees to follow the clearance procedure set forth in this Section 8.6. Before beginning any such work, Employee agrees to give Employer advance written notice and provide Employer with a sufficiently detailed written description of the work under consideration for Employer to make a determination regarding the work. Unless otherwise agreed in a writing signed by Employer prior to receipt, Employer shall have no obligation of confidentiality with respect to such request or description. Employer will determine in its sole discretion, within thirty (30) days after Employee has fully disclosed such plans to Employer, whether rights in such work will be claimed by Employer. If Employer determines that it does not claim rights in such work, Employer agrees to so notify Employee in writing and Employee may retain ownership of the work to the extent that such work has been expressly disclosed to Employer. If Employer fails to so notify Employee within such thirty (30) day period, then Employer shall be deemed to have agreed that such work is not considered Work Product for purposes of this Agreement. Employee agrees to submit for further review any significant improvement, modification, or adaptation that could reasonably be related to Employer’s Business so that it can be determined by Employer whether the improvement, modification, or adaptation relates to the business or interests of Employer. Clearance under this procedure does not relieve Employee of the restrictive covenants set forth in this Section 8.

8.7. Non-Disparagement. Employer agrees that for a period of ten (10) years after the termination of this Agreement, Employer shall not disparage Employee or otherwise impugn Employee’s name or reputation. Employee agrees that for a period of ten (10) years after the termination of this Agreement, Employee shall not (i) disparage Employer or any of Employer’s affiliates (including any present, future or former agent, attorney, employee, officer or director of Employer or any of Employer’s affiliates); (ii) impugn in any manner the name or reputation of Employer or any of Employer’s affiliates (including any present, future or former agent, attorney, employee, officer or director of Employer or any of Employer’s affiliates); or (iii) speak or write anything disparaging or critical of Employee’s work conditions or the circumstances of the termination of Employee’s employment with Employer.

8.8. Review by Employee. Employee has carefully read and considered the terms and provisions of this Section 8, and having done so, agrees that the restrictions set forth in this Section 8 are fair and reasonably required for the protection of the interests of Employer. Without limiting other possible remedies available to Employer, Employee agrees that injunctive or other equitable relief will be available to enforce the covenants set forth in this Section, such relief to be without the necessity of posting a bond. In the event that, notwithstanding the foregoing, any part of the covenants set forth in this Section 8 shall be held to be invalid, overbroad, or unenforceable by an arbitration panel or a court of competent jurisdiction, the parties hereto agree that such invalid, overbroad, or unenforceable provision(s) may be modified or severed from this Agreement without, in any manner, affecting the remaining portions of this Section 8 (all of which shall remain in full force and effect). In the event that any provision of this Section 8 related to time period or areas of restriction shall be declared by an arbitration panel or a court of competent jurisdiction to exceed the maximum time period, area or activities such arbitration panel or court deems reasonable and enforceable, said time period or areas of restriction shall be deemed modified to the minimum extent necessary to make the geographic or temporal restrictions or activities reasonable and enforceable.

8.9. Survival and Termination of Payments and Benefits. The provisions of this Section 8 shall survive the termination of this Agreement and Employee’s employment with Employer. If Employee fails to comply fully with any provision of this Section 8, Employee shall not be entitled to receive any further payments or benefits of any kind under Section 5 of this Agreement (other than Base Salary through date of termination and any amounts due under Section 5.9 hereof) and Employer shall have the right to terminate without advance notice any and all other future payments and benefits of every kind that otherwise would be due under Section 5 of this Agreement. The provisions of this Section 8 are expressly intended to benefit and be enforceable by other affiliated entities of Employer, who are express third party beneficiaries hereof. Employee shall not assist others in engaging in any of the activities described in the foregoing restrictive covenants.

9. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or any alleged breach hereof shall be finally determined by binding arbitration before a three member panel, consisting of one member selected by each party hereto, with the third member selected by the first two arbitrators. Each party hereto shall bear the costs of its own nominee, and shall share equally the cost of the third arbitrator and the parties agree that the costs of arbitration shall not be subject to reapportionment by the arbitration panel. The arbitration proceedings shall be held in Sunrise, Florida, unless otherwise mutually agreed by the parties, and shall be conducted in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association then in effect and any judgment or award rendered by the arbitration panel may be entered and enforced by any court having jurisdiction thereof. Notwithstanding anything herein to the contrary, if Employer shall require immediate injunctive relief, then Employer shall be entitled to seek such relief in any court having jurisdiction, and if Employer elects to do so, Employee hereby consents to the jurisdiction of the state and federal courts sitting in the State of Florida and to the applicable service of process. Employee hereby waives and agrees not to assert, to the fullest extent permitted by applicable law, any claim that (i) Employee is not subject to the jurisdiction of such courts, (ii) Employee is immune from any legal process issued by such courts and (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum. Any such arbitration shall be treated as confidential by all parties thereto, except as otherwise provided by law or as otherwise necessary to enforce any judgment or order issued by the arbitrators.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to its conflict of laws principles to the extent that such principles would require the application of laws other than the laws of the State of Florida.

11. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered by hand or when deposited in the United States mail by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Employer:	If to Employee:

Pediatrix Medical Group, Inc.	Joseph M. Calabro
1301 Concord Terrace	c/o Pediatrix Medical Group, Inc.
Sunrise, FL 33323	1301 Concord Terrace
Attention: General Counsel	Sunrise, FL 33323

or to such other addresses as either party hereto may from time to time give notice of to the other in the aforesaid manner.

12. Benefits: Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns. Notwithstanding the foregoing, Employee may not assign the rights or benefits hereunder without the prior written consent of Employer.

13. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or Sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof.

14. Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

15. Damages. Nothing contained herein shall be construed to prevent Employer or Employee from seeking and recovering from the other damages sustained by either or both of them as a result of a breach of any term or provision of this Agreement. In the event of any controversy or claim arising out of or relating to this Agreement, each party will bear its own costs for arbitration or court and attorneys’ fees.

16. No Third Party Beneficiary. Except as provided in Section 8.9, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person (other than the parties hereto and, in the case of Employee, Employee’s heirs, personal representative(s) and/or legal representative) any rights or remedies under or by reason of this Agreement. No agreements or representations, oral or otherwise, express or implied, have been made by either party with respect to the subject matter of this Agreement which agreements or representations are not set forth expressly in this Agreement, and this Agreement supersedes any other agreement between Employer and Employee.

17. Headings. The section headings in this Agreement are solely for convenience of reference and form no part of this Agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

EMPLOYER: PEDIATRIX MEDICAL GROUP, INC.		EMPLOYEE:

By:	/s/ Michael B. Fernandez	/s/ Joseph M. Calabro
	Michael B. Fernandez. Chairman, Compensation Committee	Joseph M. Calabro

EXHIBIT A

BUSINESS OF EMPLOYER

As of the date hereof, Employer, directly or through its affiliates, provides professional medical services and all aspects of practice management services in medical practice areas that include, but are not limited to, the following (collectively referred to herein as “Employer’s Business”):

(1)	Neonatology, including hospital well baby care;

(2)	Maternal-Fetal Medicine, including general obstetrics services;

(3)	Pediatric Cardiology;

(4)	Pediatric Intensive Care, including Pediatric Hospitalist Care;

(5)	Anesthesiology; and

(6)	Newborn hearing screening services;

References to Employer’s Business in this Agreement shall include such other medical service lines, practice management services and other businesses entered into by Employer after the date hereof but during the term of this Agreement; provided, that to be considered a part of Employer’s Business, Employer must have engaged in such other service line, practice management service or other business at least six (6) months prior to the termination date of this Agreement. For purposes of this Exhibit A, businesses of Employer shall include the businesses conducted by Employer’s subsidiaries, entities under common control and affiliates as defined under Rule 144 of the Securities Act of 1933, as amended. Such affiliates shall include the professional corporations and associations whose operating results are consolidated with Employer for financial reporting purposes.

Notwithstanding the foregoing, Employer acknowledges and agrees to the following exceptions and clarifications regarding the scope of Employer’s Business.

A. Practice Management Services. Employer acknowledges that, as of the date hereof, Employer’s Business relates to the delivery of both professional and practice management services in the forgoing practice areas. Therefore, as of the date hereof, Employer acknowledges that it would not be a violation of Section 8.1 of the Agreement for Employee to provide services to a practice management company (such as a billing company or management services organization (MSO)) if such practice management company is not owned by, affiliated with (as defined under Rule 144 of the Securities Act of 1933, as amended) or under common control with a health care provider that provides services in the medical services areas included in Employer’s Business. Subject to paragraph C below, the provisions of this paragraph shall not apply to the extent that, after the date hereof, Employer enters into a business that involves the delivery of practice management services to unrelated third parties.

B. Hospital Services. Employer and Employee acknowledge that, as of the date hereof, Employer does not currently operate hospitals, hospital systems or universities. Nevertheless, the businesses of hospitals, hospital systems and universities would be the same as Employer’s Business where such hospitals, hospital systems or universities provide some or all of the medical services included in Employer’s Business. Therefore, the parties desire to clarify their intent with respect to the limitations on Employee’s ability to work for a hospital, hospital system or university after termination of this Agreement. Section 8.1 shall not be deemed to restrict Employee’s ability to work for a hospital, hospital system or university if the hospital, hospital system or university does not provide any of the medical services included in Employer’s Business. Furthermore, even if a hospital, hospital system or university provides medical services that are included in Employer’s Business, Employee may work for such hospital, hospital system or university if (i) Employee has no direct supervisory responsibility for or involvement in the hospital’s, hospital system’s or university’s medical services that are Employer’s Business, and (ii) Employee would not otherwise violate Section 8.1(b). Finally, Employer agrees that Employee may hold direct supervisory responsibility for or be involved in the medical services of a hospital, hospital system or university that are included in Employer’s Business so long as such hospital, hospital system or university is located at least ten (10) miles from a medical practice owned or operated by Employer or its affiliate. Subject to paragraph C below, the provisions of this paragraph shall not apply to the extent that, after the date hereof, Employer enters into the business of operating a hospital or health system.

C. De Minimus Exception. Employer agrees that a medical service line (other than those listed in items 1 through 5 above), practice management service or other business entered into by Employer shall not be considered to be a part of Employer’s Business if such medical service line, practice management service or other business constitutes less than Fifteen Million Dollars ($15,000,000) of Employer’s annual revenues.

D. Certain Ownership Interests. It shall not be deemed to be a violation of Section 8.1 for Employee to: (i) own, directly or indirectly, five percent (5%) or less of a publicly-traded entity; or (ii) own, directly or indirectly, less than five percent (5%) of a privately-held business or company, if Employee is at all times a passive investor with no board representation, management authority or other special rights to control operations of such business.

EXHIBIT B

FORM OF RELEASE

AGREEMENT OF GENERAL RELEASE

This Agreement of General Release (“General Release”) is hereby made and entered into between                                                               (“Employer”) and JOSEPH M. CALABRO (“Employee”) to be effective as set forth in Section 8 below.

1. Employee, for himself and his family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for the consideration to be provided pursuant to Section 5 of the Employment Agreement entered into by and between Employee and Pediatrix Medical Group, Inc. effective as of August 20, 2008 (the “Employment Agreement”), hereby gives up, releases, and discharges Employer, its subsidiaries, affiliated companies, successors and assigns, and its current and former directors, officers, employees, shareholders and agents in such capacities (collectively with Employer, the “Released Parties”) from any and all rights and claims that Employee may have against the Released Parties as of the effective date of this Agreement arising from or in connection with Employee’s employment or termination of employment with Employer, including without limitation any and all rights and claims to or for attorneys’ fees, whether or not Employee presently is aware of such rights or claims or suspects them to exist. These rights and claims include, but are not limited to, any and all rights and claims which Employee may have under, or arising out of, the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”); the Americans with Disabilities Act of 1990, as amended; the Family and Medical Leave Act; Title VII of the Civil Rights Act of 1964, as amended; and any other federal, state or local constitution, statute, ordinance, executive order, or common law.

2. Notwithstanding anything in Paragraph 1 above to the contrary, this General Release shall not apply to (i) any actions to enforce rights to receive any payments or benefits which may be due Employee pursuant to Section 5 of the Employment Agreement, or under any of Employer’s employee benefit plans; (ii) any rights or claims that may arise as a result of events occurring after the date this General Release is signed by Employee, (iii) any indemnification rights Employee may have as a former officer or director of Employer or its subsidiaries or affiliated companies, (iv) any claims for benefits under any directors’ and officers’ liability policy maintained by Employer or its subsidiaries or affiliated companies in accordance with the terms of such policy, and (v) any rights Employee may have as a holder of equity securities of Employer.

3. Employee represents that he has not filed against the Released Parties any complaints, charges, or lawsuits arising out of his employment, termination of employment, or any other matter arising on or prior to the date Employee signed this General Release, and covenants and agrees that he will never individually or with any person or entity file, or commence the filing of, any charge, lawsuit, complaint or proceeding with any governmental agency, or against the Released Parties with respect to any of the matters released by Employee pursuant to Paragraph 1 hereof (a “Proceeding”); provided, however, Employee retains the right to commence a Proceeding to challenge whether Employee knowingly and voluntarily waived his rights under ADEA.

4. Employee hereby shall have twenty-one (21) days to sign this General Release, but he may knowingly and voluntarily waive that twenty-one (21) day period by signing this General Release earlier. Employee shall have seven (7) days following the date on which he signs this General Release within which he may revoke it by providing a written notice of his revocation to Employer.

5. This General Release will be governed by and construed and enforced in accordance with the internal laws of the State of Florida applicable to contracts made and to be performed entirely within such State.

6. Employee acknowledges that he has read this General Release, that he has been advised to consult with an attorney before he signs this General Release, and that he understands all of its terms and signs it voluntarily and with full knowledge of its significance and the consequences thereof.

7. If any provision of this General Release, or any part thereof, is determined to be invalid or unenforceable by a court having jurisdiction in the matter, all of the remaining provisions and parts of this General Release shall remain fully enforceable.

8. This General Release shall take effect on the eighth day following Employee’s signing it unless Employee’s written revocation is delivered to Employer within seven (7) days after Employee signs this General Release, in which case this General Release shall be null and void and of no legal effect.

EMPLOYER: PEDIATRIX MEDICAL GROUP, INC.		EMPLOYEE:

By:
Joseph M. Calabro

Name:	Date:

Date:

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